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                                FORM 8-K


                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.   20549



                Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



                        Date of Report: February 4, 1999




                            CYCOMM INTERNATIONAL INC.
               (Exact name of Registrant as specified in charter)



    Wyoming                      1-11686(12b)               54-1779046
   (State of other               (Commission               (IRS Employer
    jurisdiction of               File Number)              Identification No.)
     incorporation)



                1420 Springhill Road, Suite 420, McLean, VA 22102
                     (Address of principal executive offices)



         Registrant's telephone number, including area code (703) 903-9548





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Item 5. Other Items
     On January 28, 1999, Cycomm International Inc. (the "Company") issued a press release announcing the status of the listing of its common stock on the American Stock Exchange ("AMEX"), as described in the press release attached as
Exhibit 99.1 and  incorporated  by reference  herein.

An appeal hearing has been scheduled for April 14, 1999. In the event of an unfavorable decision on the continued listing of the Company's common stock by AMEX, the Company's common stock will be delisted from the AMEX. If a delisting occurs, the Company intends to establish a market for its common stock on the OTC Bulletin Board.

Cycomm has implemented a number of initiatives and actions in response to the AMEX action, which include but are not limited to as follows:

1. Cycomm is reviewing its business strategy to eliminate underperforming and unprofitable operations. Although management believes the future potential of its business divisions still exists, the AMEX actions require immediate improvements in profitability.

2. The Company is pursuing certain acquisitions that would result in an improvement of results of operation and financial condition.

3. The Company is exploring strategic relationships, a merger or a sale of the Company or its assets. The Company is presently engaged in discussions with third parties regarding a merger or the sale in one or more transactions. There can be no assurance that any such transactions will be concluded.

4. The pending AMEX actions will likely impair the Company's ability to raise additional funding. Although the Company has generally been meeting its obligations in the ordinary course of business, the Company's current cash position may result in the Company's deferral of payment or restructuring of certain obligations.

5. The Company currently has outstanding $3.0 million principal amount of 10% Convertible Notes due February 28, 1999. The Company presently does not have the available funds to repay the entire amount due and is currently in negotiations to repay the Notes and restructure the obligation.

6.In the absence of, or in addition to, any such transactions or if the loss from operations is not immediately addressed, the Company will require funding of the Company's operations from private placements of equity and/or debt securities or additional capital contributions from new or existing investors in the Company. There can be no assurance that any such additional financing will be available to the Company or, if available, that it can be obtained on a timely basis. Failure by the Company to address its cash requirements will have a material adverse effect on the Company's results of operation and financial condition.

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 Item 7. Financial Statements,  Pro Forma Financial Information and
Exhibits
a. None
b. None
c.  Exhibits  99.1 Press Release dated January 28, 1999

                                   SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             CYCOMM INTERNATIONAL INC.


Date: February 4, 1999                       By: Michael R. Skoff
                                             Chief Financial Officer





cycomm/secnasdq/cyc8-k 1-99

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 NEWS RELEASE
For Additional  Information,  Contact:
Laurie Rice, Dir. of Corp.Comm.    or               Stan Altschuler, President
Cycomm International                                Strategic Growth Int'l, Inc.
(800) 884-8544                                         (516) 829-7111

           CYCOMM INTERNATIONAL INC. ANNOUNCES STATUS OF AMEX LISTING
January 28, 1999 McLean, VA Cycomm International Inc. (AMEX:CYI) announced today that it has received notice from the American Stock Exchange (AMEX) of the Exchange's decision to delist the Company. The Company presently does not fully satisfy all of the guidelines of the AMEX for continued listing. The Company does not meet the minimum stockholder's equity requirement and has incurred consistent net losses in the prior fiscal years.

Cycomm will appeal AMEX's decision, and in accordance with AMEX procedures, has requested a hearing to appeal this matter. In addition, Cycomm has already initiated a number of measures that are expected to improve its ability to comply with AMEX's listing requirements in the future. Pending the outcome of the appeal hearing, the Company's shares will continue to trade on AMEX. There can be no assurances that the Company's appeal will be successful, when a decision will be reached by AMEX or that such decision will be favorable to the Company.
Albert I. Hawk, President and Chief Executive Officer of Cycomm stated, "We are surprised by the timing of the AMEX action, especially since Cycomm has demonstrated significant revenue growth over the past three years. Cycomm will take immediate and appropriate actions to make Cycomm a stronger company going forward and hopes that these actions will maintain the AMEX listing."

Cycomm International Inc., headquartered in McLean, VA, with subsidiaries in Sebastian, FL, Albuquerque, NM and Montreal, Quebec, Canada, is a rapidly growing developer and manufacturer of a variety of information technology products, including rugged mobile computers and computing systems, wireless and cellular devices, secure communications products and various other telecommunications services, with a growing list of customers in over 70 agencies and municipalities throughout the U.S. It also specializes in secure products and services for state and federal governments and has recently expanded to new markets throughout Europe and Asia.

Certain information presented in this release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results or achievements of the Company to be materially different from any future results or achievements expressed or implied by such forward-looking statements.

For  further   information,  contact Laurie Rice,   Director  of  Corporate
Communications, at (800) 884-8544 or visit Cycomm's  website at  www.cycomm.com.